EXHIBIT(m)(5)(b)

SCHEDULE A

EATON VANCE SPECIAL INVESTMENT TRUST

CLASS R DISTRIBUTION PLAN

Fund	Adopted:

Eaton Vance Large-Cap Value Fund	June 16, 2003
Eaton Vance Large-Cap Growth Fund	June 15, 2009
Eaton Vance Small-Cap Fund	June 15, 2009

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